PRICING SUPPLEMENT NO.  66  DATED           Filed Pursuant to
AUGUST 28, 1997 TO PROSPECTUS DATED         Rule 424(b)(5)
MARCH 17, 1997, AS SUPPLEMENTED BY          File No. 333-16793
PROSPECTUS SUPPLEMENTS DATED
MARCH 27, 1997

                            CMS ENERGY CORPORATION

      General Term Notes (servicemark of J.W. Korth & Company), Series C
                  Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated March 17, 1997, as supplemented by the Prospectus Supplements dated March 27, 1997.

Aggregate Principal Amount:                 $ 1,561,000.00
Original Issue Date (Settlement Date)       September 3, 1997
Stated Maturity Date:                       August 15, 2004
Issue Price to Public:                      100.00% of Principal Amount
Interest Rate:                              7.500% Per Annum
Interest Payment Dates:                     October 15 and monthly
                                            thereafter Commencing
                                            October 15, 1997
Survivor's Option:                          [ X ] Yes    [   ] No
Optional Redemption:                        [ X ] Yes    [   ] No
Initial Redemption Date:                    August 15, 1999
Redemption Price:                           Initially 101.00% of Principal
                                            Amount and 100% after the first
                                            anniversary of the Initial
                                            Redemption Date.

       Agent                                Principal Amount of Notes
                                             Solicited by Each Agent

Prudential Securities Incorporated          $  577,000.00
First of Michigan Corporation               $   85,000.00
Roney & Co.                                 $   49,000.00
J.W. Korth & Company                        $  850,000.00
       Total                                $1,561,000.00

                                              Per Note
                                            Sold by Agents
                                              To Public      Total

Issue Price:                                $1,000.00    $1,561,000.00
Agent's Discount or Commission:             $    7.00    $   10,927.00
Maximum Dealer's Discount or
  Selling Concession:                       $   19.50    $   30,439.50
Proceeds to the Company:                    $  973.50    $1,519,633.50

CUSIP Number:   12589QTU0